Exhibit 11. Statement re computation of per share earnings

         VESTA INSURANCE GROUP, INC. COMPUTATION OF EARNINGS PER SHARE

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1997    1996    1995
                                                        ------- ------- -------
                                                         (IN THOUSANDS EXCEPT
                                                            PER SHARE DATA)
BASIC EARNINGS PER SHARE:
 Weighted average common shares outstanding............  18,600  18,860  18,842
 Net income............................................ $60,643 $50,237 $42,699
 Basic earnings per share.............................. $  3.26 $  2.66 $  2.27
DILUTED EARNINGS PER SHARE:
 Weighted average common shares outstanding............  18,600  18,860  18,842
 Net effect of the assumed exercise of stock options
  and nonvested restricted stock--based on the treasury
  stock method using average market price for the year.     453     297     128
                                                        ------- ------- -------
 Total weighted average common shares and common stock
  equivalents outstanding..............................  19,053  19,157  18,970
 Net income............................................ $60,643 $50,237 $42,699
 Diluted earnings per share............................ $  3.18 $  2.62 $  2.25
                                                        ======= ======= =======

--------
Adjusted for stock split.

Exhibit 21. Subsidiaries of the Registrant

  The following table lists subsidiaries of the registrant which meet the definition of "significant subsidiary" according to Regulation S-X:

                                                            NAME UNDER WHICH
             COMPANY           STATE OF INCORPORATION     COMPANY DOES BUSINESS
             -------           ----------------------     ---------------------
           Vesta Fire                 Alabama                  Vesta Fire
      Insurance Corporation                               Insurance Corporation

  All other exhibits required by Regulation S-K are listed as to location in the Exhibits Index on pages 47 through 49 of this report. Exhibits not referred to have been omitted as inapplicable or not required.

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